EXHIBIT 10.24

COMPENSATION AGREEMENT FOR PAST SERVICES

This Compensation Agreement for Past Services (the "Agreement") is made as of the 21st day of December, 2001, by and between Moto Photo, Inc. ("Moto") and Michael F. Adler ("Adler"). This Agreement is based on the following understandings:

a. Moto is a franchisor and operator of a chain of over 300 stores providing rapid photo processing, portraiture, and related imaging services in the United States and Canada.

b. Adler has been a director of Moto since 1983 and was its President from February 1984 through 1996 and its Chief Executive Officer from October 1990 through June 2001. In addition, he was instrumental in the negotiation of Moto's current supplier arrangement.

c. Adler intends to retire effective December 31, 2001. The Board of Directors of Moto wishes to compensate Adler for his past services to Moto.

Accordingly, for good and valuable considerations the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Compensation for Past Services. In consideration of past services rendered to Moto and the covenants set forth in this Agreement, Moto shall pay Adler $100,000 in 2002, $80,000 in 2003, $70,000 in 2004, $60,000 in 2005, and $50,000 in 2006. Except to the extent a portion of any payment is deferred pursuant to Section 3 of this Agreement, the amount set forth above for any given calendar year shall be paid to Adler in equal monthly installments on the fifteenth day of each month, commencing January 15, 2002.

2. Bonus. As additional compensation to Adler for his accomplishment of specific objectives in 2001, Moto shall pay Adler $15,000 in 2002, $30,000 in each of 2003 through 2005, and $15,000 in 2006. Except to the extent a portion of these amounts is deferred pursuant to Section 3 of this Agreement, the amount due in any year shall be paid on April 1 of that year.

3. Health Insurance. From January 1, 2002 through December 31, 2006, Moto shall pay the health insurance premiums for Adler and his wife under Moto's health insurance plan. Moto's obligation to pay health insurance premiums for Adler's wife shall survive Adler's death, subject to the terms of the health insurance plan and to the extent allowed by law. By the thirty-first day of December of each year from 2002 through 2006, Moto shall pay Adler an amount equal to seven and one-half percent of the cost of health insurance premiums paid for Adler and his wife during such year. In the event of Adler's death, should the health insurance premiums paid for Adler's wife be income taxable under FICA regulations, Moto shall pay Adler's wife an amount equal to seven and one-half percent of the cost of health insurance premiums paid for her during such year.

4. Deferral of payments.

a. If, in a given calendar year, Moto's EBITDA is less than the amount specified in Section 4.c of this Agreement for that year ("the Specified EBITDA"), Moto may, at its option:

(i) defer payment of twenty-five percent (25%) of the amount set forth in Sections 1 and 2. In such case, the amount deferred shall be paid on a monthly basis during the last three months of the first calendar year in which Moto reasonably anticipates that EBITDA will exceed the Specified EBITDA. If Moto's projections change to indicate that EBITDA will be less than the Specified EBITDA for the year in which the deferral was to be paid, the amount deferred will be deferred again as set forth above; or

(ii) defer payment of thirty-five percent (35%) of the amount set forth in Sections 1 and 2. In such case, Moto will sign a promissory note for the amount deferred, payable in equal monthly installments over two (2) years from the date Moto's independent auditors issue Moto's annual audited financial statements for the year for which payments are to be deferred, with interest at the prime rate charged by Moto's principal lender.

b. To facilitate Moto's ability to defer payments should the need arise, Moto may, in any calendar year(s) in which Moto's projections indicate EBITDA might be less than $2,000,000, withhold payment of, at its option, the last twenty-five percent or thirty-five percent of payments due under Sections 1 and 2. If EBITDA for that year(s) exceeds $2,000,000, Moto shall pay the deferred amounts to Adler by March 15 of the following calendar year.

c. The Specified EBITDA shall be as follows: For fiscal years 2002, 2003, and 2004, $2,000,000; for fiscal years 2005 and 2006, $1,500,000.

5. Survival. Moto's obligations to pay the amounts set forth in Sections 1 and 2 of this Agreement shall survive Adler's death. If Adler dies while payments are due under this Agreement, Moto shall pay Adler's surviving spouse, or if his spouse does not survive him, as Adler may have directed in writing, the remaining amounts due. Any payments to Adler's spouse or any other person(s) shall be made in accordance with, and subject to, the terms set forth in this Agreement.

6. Retirement. Adler will retire effective December 31, 2001. He acknowledges and agrees that he has used all vacation to which he is entitled and that no additional vacation will have accrued as of December 31, 2001. Adler acknowledges and agrees that this Agreement supersedes all prior employment agreements and/or severance arrangements between Adler and Moto.

7. Obligation for Taxes. Each party shall be responsible for payment of its own portion of any FICA, Medicare, or related taxes, if any, that may be due, and whenever due, with respect to the amounts payable under this Agreement.

8. Covenants.

8.1 Adler acknowledges that he will have access to confidential and proprietary information belonging to Moto ("the Information") and/or its franchises, the disclosure of which would injure Moto and/or its franchisees. The Information may be written, verbal, or in electronic form. Adler shall at all times treat the Information as confidential and shall use all reasonable efforts to maintain the Information as secret and confidential. Except as may be necessary in connection with his performance under this Agreement, Adler shall not at any time copy, duplicate, record, or otherwise reproduce the Information, in whole or in part. Adler shall not make the Information available in any manner whatsoever to any unauthorized person. Adler shall keep no copy of any Information provided to him and shall return all written and electronic forms of Information to Moto upon termination of this Agreement, except as Adler may need in the performance of his duties as a director of Moto and/or to comply with any requirement of law.

8.2 Adler shall not, during the term of this Agreement or thereafter, communicate, divulge, or use for the benefit of himself or of any other person, persons, partnership, association, or corporation any of the Information which may be communicated to Adler or of which Adler may be apprised, by virtue of his performance under this Agreement. Any and all Information shall be deemed confidential for purposes of this Agreement, except information which Adler can demonstrate came to his attention prior to its disclosure by Moto or which, at or after the time of disclosure by Moto to Adler, had become or becomes publicly known by way of publication or communication by others.

8.3 Adler acknowledges that Moto's activities are international in scope. Adler therefore covenants that, from the date of execution of this Agreement through December 31, 2006 and for a period of two (2) years thereafter, Adler will not, directly or indirectly, engage or be interested (as principal, agent, manager, employee, consultant, owner, partner, officer, director, stockholder, trustee or otherwise) in any entity engaged in a business which (a) competes in a material manner with Moto and/or any Moto franchisee within a three mile radius of any business location of Moto or any of its subsidiaries, affiliates, or franchisees, (b) which, on a national or regional basis, is a major competitor of Moto and/or its franchisees, and/or (c) which offers a photofinishing or portraiture franchise. This Section 8.3 shall not apply to ownership by Adler of less than two percent (2%) of the outstanding voting stock of any publicly-held corporation, or of any interest in a MotoPhoto(R) franchise.

8.3.1 Notwithstanding the provisions of Section 8.3, if Moto fails, for a period of six (6) months, to pay Adler the compensation due under Sections 1 and/or 2 of this Agreement, to pay the health insurance premiums as set forth in Section 3 of this Agreement, and/or to pay the amounts due under Section 3 of the Agreement for Consulting Services of even date with this Agreement between Moto and Adler, Adler shall have the right to terminate this Agreement upon ten days written notice to Moto, without waiving any rights under this Agreement. In such case, the post-termination period of the covenant against competition set forth in Section 8.3 shall apply for only one (1) year after this Agreement terminates unless Moto shall have cured the default before this Agreement terminates. Deferral of payments pursuant to Section 4 shall not constitute a default in payment.

8.3.1 Notwithstanding the provisions of Section 8.3, if Moto fails, for a period of six (6) months, to pay Adler the compensation due under Sections 1 and/or 2 of this Agreement, then the post-termination period of the covenant against competition set forth in Section 8.3 shall apply for only one (1) year after this Agreement terminates unless Moto shall have cured the default before the Agreement terminates.

8.4 Adler acknowledges that his breach of any of the terms of this Section 8 will cause Moto and/or its franchisees irreparable injury for which no adequate remedy at law may be available. Accordingly, Adler consents to the issuance of an injunction, without the posting of a bond by Moto, prohibiting any conduct by Adler in violation of the terms of this Section 9 and/or any other equitable remedy from a court of competent jurisdiction as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual. Adler submits to personal jurisdiction of the Common Pleas Court of Montgomery County, Ohio. These equitable remedies are in addition to and without prejudice to such other rights as Moto may have at law or in equity.

9. Arbitration. All disputes between the parties arising out of or related to this Agreement, and/or the making performance, breach, interpretation, or termination of this Agreement, shall be finally settled by arbitration pursuant to the then-prevailing

Commercial Arbitration Rules of the American Arbitration Association or any successor to the American Arbitration Association. Any award of the arbitrator(s) shall be in writing. The prevailing party shall be entitled to recover its expenses, including reasonable attorneys' fees, in addition to any other relief to which it is found entitled. All arbitration proceedings shall take place in Dayton, Ohio. The arbitration award shall be binding upon the parties and may be entered and enforced in any court of competent jurisdiction.

10. Entire Agreement; Modification. This Agreement represents the entire agreement of the parties concerning its subject matter, no other representations having induced the parties to enter into it. The parties acknowledge that the terms of compensation approved for Adler by Moto's Board of Directors have been modified within the parameters established by the Board and that this Agreement supersedes any prior understandings between the parties concerning its subject matter. No waiver, amendment or modification of any provision of this Agreement will be effective unless it is in writing and signed by the party against whom such waiver, amendment or modification is sought to be enforced.

11. Captions. All captions in this Agreement are intended solely for the convenience of the parties and shall not be construed to affect the meaning or construction of any provision of this Agreement.

12. Counterparts. This Agreement may be executed in multiple copies, each of which shall be deemed an original document, and all of which, taken together, shall constitute one and the same instrument.

13. Notices. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally, or by courier, or mailed certified mail, return receipt requested, to the respective parties at the addresses set forth below or at such other address as such party shall specify to the other party in writing:

If to Moto: Chief Financial Officer

Moto Photo, Inc.

4444 Lake Center Drive

Dayton, Ohio 45426

If to Adler: Michael F. Adler

5464 Sherfield Drive

Dayton, Ohio 45426

Notices shall be deemed to have been received as follows, regardless of whether delivery is refused: by personal delivery--at the time of delivery; by courier--on the date scheduled for delivery according to the written instructions given to the courier; and by certified mail--three days after the date of mailing.

The parties have executed this Agreement as of the date first set forth above.

"Adler"

Michael F. Adler

"MOTO"

MOTO PHOTO, INC.

By

Name: Lawrence P. Destro

Title: President and Chief Executive Officer

AMENDMENT

This Amendment is made as of the 28th day of December, 2001, by and between Moto Photo, Inc. ("Moto") and Michael F. Adler ("Adler") to the Compensation Agreement for Past Services dated as of December 21, 2001 ("the Compensation Agreement") between Moto and Adler.

The parties agree as follows:

1. Section 8.3.1 of the Compensation Agreement shall be deleted in its entirety and the following shall be substituted in its place:

8.3.1 Notwithstanding the provisions of Section 8.3, if Moto fails, for a period of six (6) months, to pay Adler the compensation due under Sections 1 and/or 2 of this Agreement, to pay the health insurance premiums as set forth in Section 3 of this Agreement, and/or to pay the amounts due under Section 3 of the Agreement for Consulting Services of even date with this Agreement between Moto and Adler, Adler shall have the right to terminate this Agreement upon ten days written notice to Moto, without waiving any rights under this Agreement. In such case, the post-termination period of the covenant against competition set forth in Section 8.3 shall apply for only one (1) year after this Agreement terminates unless Moto shall have cured the default before this Agreement terminates. Deferral of payments pursuant to Section 4 shall not constitute a default in payment.

2. Except as modified by this Amendment, the Compensation Agreement is hereby affirmed.

3. This Amendment may be executed in multiple copies, each of which shall be deemed an original document, and all of which, taken together, shall constitute one instrument.

Michael F. Adler, an individual

MOTO PHOTO, INC.

By

Name: Linda I. Kramer

Title: Vice President - Human Resources